EXHIBIT 23.1
CONSENT OF RALPH E DAVIS ASSOCIATES, INC.

As independent oil and gas consultants, Ralph E Davis Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Current Report on Form 8-K of Hydrocarb Energy Corp. (the “Company”) filed with the Securities and Exchange Commission on or around October 19, 2015 (the “Current Report”).

We also hereby further consent to the inclusion of our report dated September 11, 2015, entitled “Hydrocarb Energy Corporation Estimated Future Reserves and Income As of July 31, 2015” (the “Report”) as Exhibit 99.2 to the Current Report.

We also consent to the incorporation by reference in Registration Statement No. 333-197070 on Form S-8 of the Company, of all references to our firm and all information from the Report.

RALPH E DAVIS ASSOCIATES, INC.

/s/ Allen L. Kelley
Allen L. Kelley, CPG
Vice President

October 19, 2015